FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

FIRST AMENDMENT, dated as of September 29, 2006 (this "Amendment"), to the Loan and Security Agreement, dated as of May 14, 2004 (as heretofore amended or otherwise modified, the "Loan Agreement"), by and between WELLS FARGO FOOTHILL, INC., a California corporation (the "Lender"), and LAZY DAYS' R.V. CENTER, INC., a Florida corporation (the "Borrower").

WHEREAS, the Borrower and the Lender wish to amend certain terms and conditions of the Loan Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.  Capitalized Terms. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Loan Agreement.

2.  Definitions. Section 1.1 of the Loan Agreement is hereby amended as follows:

(a)  The definition of the term "Borrowing Base" is hereby amended in its entirety to read as follows:

""Borrowing Base" means (i) prior to September 29, 2006, as of any date of determination, the result of:

(a) the lesser of

(i) an amount equal to the product of (A) 0.5 and (B) EBITDA of Borrower, calculated for the trailing twelve month period ended as of the most recently completed quarter, and

(ii) an amount equal to the difference between (A) the product of (x) the EBITDA Multiplier and (y) EBITDA of Borrower, calculated for the trailing twelve month period ended as of the most recently completed quarter, and (B) the principal amount of all loans then outstanding under the Floor Plan Financing Agreement, minus

(b) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b), and

(ii) on and after September 29, 2006, the aggregate amount of the then outstanding Letters of Credit."

(b)  Definitions of the terms "First Amendment" and "First Amendment Effective Date" are hereby inserted, in appropriate alphabetical order, to read as follows:

""First Amendment" means the First Amendment to Loan and Security Agreement, dated as of September 29, 2006."

""First Amendment Effective Date" means the date that the First Amendment becomes effective."

3.  No Additional Borrowings. Section 2.1 of the Loan Agreement is hereby amended by adding a new clause (e) at the end of such Section to read in its entirety as follows:

"(e) Notwithstanding anything contained in this Section 2, the Borrower shall not be entitled to request, and the Lender shall not be obligated to make, any Advances on or after September 29, 2006; provided, that nothing in this clause (e) shall in any way prohibit or affect (i) L/C Disbursements or Advances made solely in connection with reimbursement obligations with respect to Letters of Credit issued prior to September 29, 2006, or (ii) the Lender's right to charge the Loan Account pursuant to Sections 2.6(d), 2.10, 4.3, 6.19 and 9.1 hereof or pursuant to any other provision of the Loan Agreement, the Fee Letter or any other Loan Document."

4.  Unused Line Fee. Section 2.11 of the Loan Agreement is hereby amended by deleting clause (a) thereof and substituting therefor the following:

"(a) [Intentionally Omitted]."

5.  No Additional Letters of Credit. Section 2.12 of the Loan Agreement is hereby amended by adding a new clause (f) at the end of such Section to read in its entirety as follows:

"(f) Notwithstanding anything contained in this Section 2, the Borrower shall not be entitled to request, and the Lender and Underlying Issuer shall not be obligated to issue, any Letters of Credit on or after September 29, 2006."

6.  Maturity Date. Section 3.4 of the Loan Agreement is hereby amended by deleting the date "May 14, 2009" in the first sentence thereof and substituting "September 29, 2007" in lieu thereof.

7.  Early Termination by the Borrower. Section 3.6 of the Loan Agreement is hereby amended by deleting the words "90 days" in the first sentence thereof and substituting "15 days" in lieu thereof.

8.  Financial Covenants. Section 7.19 of the Loan Agreement is hereby amended as follows:

(a)  Section 7.19(a)(i) of the Loan Agreement is hereby amended in its entirety to read as follows:

"(i) Minimum EBITDA. EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$31,000,000	For the trailing twelve month period ending June 30, 2004
$31,000,000	For the trailing twelve month period ending September 30, 2004
$31,000,000	For the trailing twelve month period ending December 31, 2004
$31,000,000	For the trailing twelve month period ending March 31, 2005
$31,000,000	For the trailing twelve month period ending June 30, 2005
$31,000,000	For the tailing twelve month period ending September 30, 2005
$31,000,000	For the trailing twelve month period ending December 31, 2005
$33,000,000	For the trailing twelve month period ending March 31, 2006
$33,000,000	For the trailing twelve month period ending June 30, 2006
$28,700,000	For the trailing twelve month period ending September 30, 2006
$26,100,000	For the trailing twelve month period ending December 31, 2006
$27,000,000	For the trailing twelve month period ending March 31, 2007
$27,100,000	For the trailing twelve month period ending June 30, 2007

9.  Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Lender, of each of the following conditions precedent (the date such conditions are fulfilled hereafter referred to as the "First Amendment Effective Date"):

(a)  The representations and warranties contained herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Lender pursuant hereto on or prior to the First Amendment Effective Date shall be true and correct in all material respects on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall be so true and correct on and as of such date).

(b)  No Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date, or result from this Amendment becoming effective in accordance with its terms.

(c)  The Lender shall have executed this Amendment and received a counterpart of this Amendment, which bears the signature of the Borrower.

(d)  The Borrower shall have paid to the Lender a nonrefundable amendment fee equal to $25,000, which fee shall be earned in full on the date of this Amendment.

(e)  The Lender shall have received an acknowledgment and consent, in the form attached as Exhibit A to this Amendment, duly executed by each Guarantor.

(f)  The Lender shall have received a written consent of the Floor Plan Agent and the Floor Plan Finance Lenders (in form and substance satisfactory to the Lender, in its sole discretion) confirming their consent to this Amendment.

10.  Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)  The representations and warranties herein, in Section 5 of the Loan Agreement and in each other Loan Document and certificate or other writing delivered to the Lender pursuant hereto on or prior to the First Amendment Effective Date are true and correct in all material respects on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are so true and correct on and as of such date).

(b)  No Default or Event of Default has occurred and is continuing or would result from this Amendment becoming effective in accordance with its terms.

(c)  The Borrower (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to execute, deliver and perform this Amendment and to perform the Loan Agreement, as amended hereby, and (iii) is duly qualified to do business in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except where the failure to be so qualified could not be expected to have a Material Adverse Change.

(d)  The execution, delivery and performance by the Borrower of this Amendment and the performance by the Borrower of the Loan Agreement, as amended by this Amendment, (i) have been duly authorized by all necessary action, and (ii) do not and will not contravene the Borrower's Governing Documents.

(e)  The execution, delivery, and performance by the Borrower of this Amendment and the performance by the Borrower of the Loan Agreement, as amended by this Amendment, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person (other than the Floor Plan Agent and the Floor Plan Lenders).

(f)  This Amendment and the Loan Agreement, as amended by this Amendment, when executed and delivered by the Borrower will be the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms.

11.  Miscellaneous.

(a)  Interest, Fees and other Payments. For the avoidance of doubt, the Borrower hereby confirms that, although the Lender has the right to charge all interest, fees, Lender Group Expenses, costs and other payments as and when due and payable under any Loan Document to the Borrower's Loan Account, if the Lender chooses not to charge the Loan Account for any such amount due, the Borrower shall be obligated, in accordance with the terms of the Loan Agreement, to make such payments, in cash, to the Lender as and when due and payable. The Borrower hereby further agrees that any amounts charged to the Loan Account in respect of interest, fees, L/C Disbursements, Lender Group Expenses, costs or other amounts on or after the First Amendment Effective Date shall be paid in full, in cash, by the Borrower to the Lender within five (5) Business Days of the date such amounts are charged to the Loan Account.

(b)  Applicable Prepayment Premium. Notwithstanding anything to the contrary set forth in Section 3.6 of the Loan Agreement, no Applicable Prepayment Premium shall be due and payable upon the Borrower's termination of the Loan Agreement.

(c)  Continued Effectiveness of the Loan Agreement. Except as otherwise expressly provided herein, (i) the Loan Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the First Amendment Effective Date (A) all references in the Loan Agreement to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment and (B) all references in the other Loan Documents to the "Loan Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, (ii) to the extent that the Loan Agreement or any other Loan Document purports to pledge to the Lender, or to grant to the Lender a security interest in or lien on, any collateral as security for the Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Lender under the Loan Agreement or any other Loan Document, nor constitute an amendment of any provision of the Loan Agreement or any other Loan Document.

(d)  Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(e)  Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(f)  Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

(g)  Costs and Expenses. The Borrower agrees to pay within five (5) Business Days of demand all reasonable fees, costs and expenses of the Lender in connection with the preparation, execution and delivery of this Amendment and any other related agreements, instruments and documents.

(h)  Amendment as Loan Document. The Borrower hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Loan Agreement. Accordingly, it shall be an Event of Default under the Loan Agreement if (1) any representation or warranty made by the Borrower under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (2) the Borrower shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(i)  Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

                                            BORROWER:

                                            LAZY DAYS' R.V. CENTER, INC.

                                            By:  /s/ John Horton
                                            Name:  John Horton
                                            Title:  Chief Executive Officer

                                            LENDER:

                                            WELLS FARGO FOOTHILL, INC.

                                            By:  /s/ Kristy S. Loucks
                                            Name:  Kristy S. Loucks
                                            Title:  Vice President

EXHIBIT A

ACKNOWLEDGMENT AND CONSENT

The undersigned, as a party to one or more Loan Documents, as defined in the Loan and Security Agreement dated as of May 14, 2004 (as heretofore amended or otherwise modified, the "Loan Agreement"), by and between WELLS FARGO FOOTHILL, INC., a California corporation (the "Lender"), and LAZY DAYS' R.V. CENTER, INC., a Florida corporation (the "Borrower"), hereby (i) acknowledges and consents to the First Amendment dated the date hereof (the "Amendment", all terms defined therein being used herein as defined therein) to the Loan Agreement; (ii) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the First Amendment Effective Date all references in any such Loan Documents to "the Loan Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by the Amendment; and (iii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Lender, or to grant to the Lender a security interest in or lien on, any collateral as security for the obligations of any Guarantor from time to time existing in respect of the Loan Documents, such pledge, assignment and/or grant of a security interest or lien is hereby ratified and confirmed in all respects as security for, in addition to the other obligations secured thereby, all obligations of such Guarantors outstanding upon the taking effect of the Amendment.

Dated: September 29, 2006

                                                    RV ACQUISITION INC.
                                                    a Delaware corporation

                                                    By:  /s/ John Horton
                                                    Name:  John Horton
                                                    Title:  Chief Executive Officer

                                                    LD HOLDINGS, INC.
                                                    a Delaware corporation

                                                    By:   /s/ John Horton
                                                    Name:  John Horton
                                                                                             Title:  Chief Executive Officer